Exhibit 10.2

AMENDMENT NO. 3 TO
SUBORDINATED CONTINGENT SECURED PROMISSORY NOTE
THIS AMENDMENT NO. 3 TO SUBORDINATED CONTINGENT SECURED PROMISSORY NOTE (this "Amendment") is entered into effective as of November 1, 2012, by and between EMRISE Electronics Corporation, a New Jersey corporation (the "Company"), and Joanne Couse ("Holder") and amends that certain Subordinated Contingent Secured Promissory Note (the "Note") dated August 20, 2008 by and between the Company and Holder, as amended by Amendment No. 1 dated as of November 20, 2009 and Amendment No. 2 dated as of August 31, 2010. All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Note.
WHEREAS, as of the date hereof, the outstanding principal amount of the Note is $665,441.62; and
WHEREAS, the Company and the Holder desire to amend the terms of the Note in accordance with the terms and conditions of this Amendment.
NOW, THEREFORE, the Company and Holder do hereby agree as follows:
1.Amendments.
(a)    Definition of Applicable Interest Rate. The definition of "Applicable Interest Rate" in Section 1 is hereby replaced in its entirety with the following:
“Applicable Interest Rate” shall mean the rate per annum equal to the prime rate as reported in The Wall Street Journal plus 4.0%.
(b)    Definition of Maturity Date. The definition of "Maturity Date" in Section 1 is hereby replaced in its entirety with the following:
"Maturity Date" shall mean December 15, 2014; provided that if (i) all of the outstanding stock of EMRISE Corporation ("Parent") or substantially all of the assets of Parent and its subsidiaries are sold in one transaction, or (ii) there is a Change of Control (as defined below); then, the Maturity Date shall be the date of the closing of such transaction or the date of the Change of Control, respectively.
(c)    Payments of Principal and Interest.
(i)    Section 3.1 is hereby replaced in its entirety with the following:
The Company shall make no principal or interest payments during the period commencing on the Issuance Date and ending on January 14, 2013. The Company shall make the following payments of principal and interest to the Holder on the dates specified below:

Date	Payment
January 15, 2013	$69,390
September 15, 2013	$69,390
March 15, 2014	$69,390
September 15, 2014	$69,390
December 15, 2014	All then outstanding principal and interest
(ii)    Section 3.2 is hereby replaced in its entirety with the following:
Any and all payments received by Holder hereunder shall be applied first, to the payment of any fees, costs, expenses or charges then payable by Company to Holder hereunder or under any other document in connection with the Note, second, to the payment of accrued interest on the principal amount of the Note, and finally, the balance, if any, to the reduction of the principal amount of the Note.
(iii)    Section 3.3 is hereby replaced in its entirety with the following:
The outstanding principal amount, together with all accrued and unpaid interest on this Note, shall be due

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Exhibit 10.2

and payable on the Maturity Date or such earlier time as provided herein.
(iv)    As of November 1, 2012, the outstanding principal balance of the Note is $665,441.62 and, notwithstanding any provision to the contrary in the Note, as amended through the date hereof, such principal balance shall not decrease, except in the event of payment.
2.    Change of Control. In the event of a Change of Control (as defined below) of the Company, the Note will become immediately due and payable. A "Change of Control" means: (i) the acquisition by any person or group, directly or indirectly, of beneficial ownership of more than 30% of the total voting power of the voting stock of the Company; (ii) a merger by the Company with or into any person other than in a transaction in which the shares of the Company's voting stock are converted into a majority of the voting stock of the surviving person; (iii) a change in the majority of the board of directors of the Company; (iv) the sale, lease or transfer of all or substantially all of the assets of the Company to any person in one or a series of related transactions; or (v) the adoption of a plan relating to the liquidation or dissolution of the Company.
4.    Increase in Long-Term Federal Capital Gains Tax Rate. Section 2.7 of the 2008 Purchase Agreement provides, in summary, that if there is an increase in the Federal long-term capital gains tax rate from the then current rate of 15% after August 20, 2008, and, as a result of such increase, the Holder is required to pay more Federal long-term capital gains taxes on gains relating to payments on the Note, the Company shall pay to the Holder an amount equal to such additional Federal capital gains taxes actually paid by the Holder attributable to the capital gains tax rate increase up to and including a rate of 25%. The Company hereby confirms that the Company is obligated under each and every provision of Section 2.7 of the 2008 Purchase Agreement until the Note is paid in full, including, without limitation, with respect to the payment of taxes on the Capital Gains Increase Payment (as that term is defined in the 2008 Purchase Agreement).
5.    Parent Guaranty. Parent hereby confirms that it has provided the Parent Guaranty and is and will continue to be obligated under the Parent Guaranty until the Note is paid in full.
6.    Tax. The Company shall obtain from Ballard Spahr LLP, prior to or on the date hereof, an opinion that, more likely than not, the modifications contemplated by this Amendment: (i) will not be treated as dispositions of the Note by the Holder within the meaning of Section 453B of the Internal Revenue Code of 1986; (ii) will not be treated as payments received by the Holder of the Note of any portion of the contract price for purposes of determining the recognition of gain from the sale of its stock to the Company in 2008 under the installment method; and (iii) will not prohibit the Holder from eligibility for reporting gain from the sale of its stock to the Company in 2008 using the installment method. The opinion from Ballard Spahr LLP will not express an opinion as to any other federal income tax consequence of this Amendment, including the effect (if any) of this Amendment on the computation, recognition or deduction of any amount deemed paid or accrued as interest with respect to the Note. The opinion of Ballard Spahr LLP also will not express an opinion as to the federal income tax consequences of any other transaction or matter contemplated by this Amendment or any other agreement.
7.    Legal Costs. Each of the Company and the Holder will be responsible for the payment of all of their own legal fees and costs associated with this Amendment; provided, however, that the Company shall pay the legal costs of the Holder up to a maximum of $3,500, upon presentation of invoices and receipts; and provided further that if the legal fees associated with the issuance by Ballard Spahr LLP of a tax opinion to the Company exceeds $7,500, then Holder will pay the excess amount on the Closing Date.
8.    Further Assurances. Each of the parties hereby agrees that it shall execute and deliver all additional documents and take such further actions reasonably required to implement the terms and intent of this Amendment.
9.    Remaining Provisions of the Note. All sections and/or paragraphs of the Note not otherwise amended, modified or restated in this Amendment shall remain in full force and effect and as set forth in the Note; provided, however, that in the event of any discrepancy or inconsistency between the Note and this Amendment, this Amendment shall control.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed and acknowledge this Amendment as of the date first written above.

THE COMPANY:	EMRISE Electronics Corporation

By: /s/ Carmine T. Oliva
Carmine T. Oliva
Chief Executive Officer

HOLDER:	/s/ Joanne Couse
Joanne Couse
PARENT:	EMRISE Corporation
As to Paragraph 5, the Parent Guaranty

By: /s/ Carmine T. Oliva
Carmine T. Oliva
Chief Executive Officer